Exhibit 3.1
ARTICLES OF INCORPORATION
OF
O’HARA RESOURCES, LTD.

ONE:           The name of the corporation is O’HARA RESOURCES, LTD.

TWO:             The purpose of the corporation is to engage in any lawful activity for which a corporation may be organized under the laws of the State of Nevada.

THREE:  The name of this corporation’s initial agent for service of process is Robert D. McDougal, 100 West Grove Street, Suite 420, Reno, Nevada 89509.

FOUR:  This corporation is authorized to issue the following shares:

100,000,000 Common Shares with par value equal to $.001 per share; 50,000,000 Preferred Shares, Series A, with par value equal to $.001 per share; and 50,000,000 Preferred Shares, Series B, with par value equal to $.001 per share.

FIVE:  This corporation is to have perpetual existence.

SIX:  This corporation shall have no less than one, nor more than seven directors.  Initially this corporation shall have one director who shall be John A. Davis, 100 Park Place, Suite 165, San Ramon, CA 94583.

/s/ John A. Davis
______________________________
John A. Davis Incorporator
100 Park Place, Suite 165
San Ramon, California 94583

/s/ John A. Davis
______________________________
John A. Davis, Director